Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2014 RESULTS

•	21% increase in second quarter diluted earnings per share to $1.91

•	Second quarter comparable store sales increase of 5.1%

•	Operating margin for the second quarter increases 90 bps to 18.2%

Springfield, MO, July 23, 2014 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its second quarter ended June 30, 2014.

2nd Quarter Financial Results
Sales for the second quarter ended June 30, 2014, increased $132 million, or 8%, to $1.85 billion from $1.71 billion for the same period one year ago. Gross profit for the second quarter increased to $951 million (or 51.5% of sales) from $872 million (or 50.8% of sales) for the same period one year ago, representing an increase of 9%. Selling, general and administrative expenses (“SG&A”) for the second quarter increased to $614 million (or 33.3% of sales) from $576 million (or 33.6% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the second quarter increased to $336 million (or 18.2% of sales) from $296 million (or 17.3% of sales) for the same period one year ago, representing an increase of 14%.

Net income for the second quarter ended June 30, 2014, increased $29 million, or 16%, to $206 million (or 11.1% of sales) from $177 million (or 10.3% of sales) for the same period one year ago. Diluted earnings per common share for the second quarter increased 21% to $1.91 on 108 million shares versus $1.58 for the same period one year ago on 112 million shares.

“We are pleased to once again report a very profitable quarter, highlighted by a 21% increase in diluted earnings per share to $1.91, which represents our 22nd consecutive quarter of 15% or greater diluted earnings per share growth,” commented Greg Henslee, O’Reilly’s President and CEO. “Team O’Reilly’s unwavering commitment to providing excellent customer service each day drove an impressive 5.1% increase in comparable store sales, which was on top of a very strong 6.5% increase in the second quarter last year. The hard work and dedication of our 67,000 Team Members continues to be the key to our long-term success, and I would like to take this opportunity to thank our Team Members for their commitment to O’Reilly’s ongoing success.”

Year-to-Date Financial Results
Sales for the first six months of 2014 increased $275 million, or 8%, to $3.58 billion from $3.30 billion for the same period one year ago. Gross profit for the first six months of 2014 increased to $1.83 billion (or 51.1% of sales) from $1.67 billion (or 50.6% of sales) for the same period one year ago, representing an increase of 9%. SG&A for the first six months of 2014 increased to $1.20 billion (or 33.7% of sales) from $1.12 billion (or 34.0% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the first six months of 2014 increased to $624 million (or 17.4% of sales) from $547 million (or 16.6% of sales) for the same period one year ago, representing an increase of 14%.

Net income for the first six months of 2014 increased $48 million, or 14%, to $380 million (or 10.6% of sales) from $331 million (or 10.0% of sales) for the same period one year ago. Diluted earnings per common share for the first six months of 2014 increased 20% to $3.52 on 108 million shares versus $2.94 for the same period one year ago on 113 million shares.

Mr. Henslee added, “In the first half of 2014, we opened 91 net, new stores across 28 states and are on track to hit our target of 200 net, new stores by the end of the year. Our new distribution center in Naperville, Illinois, will begin servicing stores during the third quarter and the relocation of our Lewiston, Maine, distribution center to a new, larger facility in Devens, Massachusetts, is on track to be completed by the end of this year. The investment in these new facilities enhances our already robust distribution infrastructure and allows us to continue to grow our business by providing the best parts availability in our business.”

Share Repurchase Program
During the second quarter ended June 30, 2014, the Company repurchased 1.9 million shares of its common stock, at an average price per share of $148.21, for a total investment of $278 million. During the first six months of 2014, the Company repurchased 2.0 million shares of its common stock, at an average price per share of $148.21, for a total investment of $300 million. Subsequent to the end of the second quarter and through the date of this release, the Company repurchased an additional 0.6 million shares of its common stock, at an average price per share of $152.03, for a total investment of $89 million. The Company has repurchased a total of 43.2 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $86.62, for a total aggregate investment of $3.74 billion. As of the date of this release, the Company had approximately $257 million remaining under its current share repurchase authorization.

2nd Quarter and Year-to-Date Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Comparable store sales increased 5.1% for the second quarter ended June 30, 2014, versus 6.5% for the same period one year ago. Comparable store sales increased 5.7% for the first six months of 2014, versus 3.6% for the same period one year ago.

3rd Quarter and Updated Full-Year 2014 Guidance
The table below outlines the Company’s guidance for selected third quarter and updated full-year 2014 financial data:

	For the Three Months Ending	For the Year Ending
	September 30, 2014	December 31, 2014
Comparable store sales	3.0% to 5.0%	3.5% to 5.5%
Total revenue		$7.0 billion to $7.2 billion
Gross profit as a percentage of sales		50.9% to 51.4%
Operating income as a percentage of sales		17.1% to 17.5%
Diluted earnings per share (1)	$1.91 to $1.95	$7.00 to $7.10
Capital expenditures		$390 million to $420 million
Free cash flow (2)		$625 million to $675 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Calculated as net cash provided by operating activities less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include rent-adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, July 24, 2014, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 37488367. A replay of the conference call will be available on the Company’s website through July 23, 2015.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of June 30, 2014, the Company operated 4,257 stores in 42 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2013, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2014	June 30, 2013	December 31, 2013
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$453,431	$365,930	$231,318
Accounts receivable, net	156,605	175,877	131,504
Amounts receivable from vendors	60,615	82,235	66,619
Inventory	2,462,781	2,345,377	2,375,047
Other current assets	38,535	35,738	30,713
Total current assets	3,171,967	3,005,157	2,835,201

Property and equipment, at cost	3,784,741	3,431,756	3,606,837
Less: accumulated depreciation and amortization	1,255,805	1,129,485	1,181,734
Net property and equipment	2,528,936	2,302,271	2,425,103

Notes receivable, less current portion	15,218	16,295	13,066
Goodwill	756,349	758,537	756,225
Other assets, net	35,406	41,386	37,613
Total assets	$6,507,876	$6,123,646	$6,067,208

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,302,282	$2,058,859	$2,056,521
Self-insurance reserves	67,623	56,726	57,700
Accrued payroll	67,678	60,687	65,520
Accrued benefits and withholdings	51,330	41,273	41,262
Deferred income taxes	22,184	12,082	20,222
Income taxes payable	15,460	11,075	—
Other current liabilities	200,498	189,527	181,718
Current portion of long-term debt	62	69	67
Total current liabilities	2,727,117	2,430,298	2,423,010

Long-term debt, less current portion	1,396,362	1,395,922	1,396,141
Deferred income taxes	66,065	86,854	80,713
Other liabilities	200,751	204,429	201,023

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
104,656,509 as of June 30, 2014,
108,886,775 as of June 30, 2013, and
105,939,766 as of December 31, 2013	1,047	1,089	1,059
Additional paid-in capital	1,168,016	1,102,900	1,118,929
Retained earnings	948,518	902,154	846,333
Total shareholders’ equity	2,117,581	2,006,143	1,966,321

Total liabilities and shareholders’ equity	$6,507,876	$6,123,646	$6,067,208
Note: The balance sheet at December 31, 2013, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Sales	$1,847,088	$1,714,969	$3,575,031	$3,299,978
Cost of goods sold, including warehouse and distribution expenses	896,211	843,094	1,746,438	1,629,440
Gross profit	950,877	871,875	1,828,593	1,670,538

Selling, general and administrative expenses	614,403	575,614	1,204,999	1,123,193
Operating income	336,474	296,261	623,594	547,345

Other income (expense):
Interest expense	(12,819)	(11,467)	(26,228)	(22,867)
Interest income	506	469	1,137	946
Other, net	637	864	1,255	1,332
Total other expense	(11,676)	(10,134)	(23,836)	(20,589)

Income before income taxes	324,798	286,127	599,758	526,756
Provision for income taxes	119,151	109,000	220,251	195,300
Net income	$205,647	$177,127	$379,507	$331,456

Earnings per share-basic:
Earnings per share	$1.94	$1.61	$3.58	$2.99
Weighted-average common shares outstanding – basic	105,772	110,278	105,982	110,914

Earnings per share-assuming dilution:
Earnings per share	$1.91	$1.58	$3.52	$2.94
Weighted-average common shares outstanding – assuming dilution	107,556	112,079	107,817	112,736

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Six Months Ended
	June 30,
	2014	2013
Operating activities:
Net income	$379,507	$331,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	95,004	89,682
Amortization of debt discount and issuance costs	1,041	1,000
Excess tax benefit from stock options exercised	(23,849)	(18,681)
Deferred income taxes	(12,686)	(80)
Share-based compensation programs	12,137	11,174
Other	2,718	3,117
Changes in operating assets and liabilities:
Accounts receivable	(28,422)	(56,681)
Inventory	(87,734)	(69,046)
Accounts payable	245,761	129,747
Income taxes payable	39,412	23,823
Other	32,636	(6,099)
Net cash provided by operating activities	655,525	439,412

Investing activities:
Purchases of property and equipment	(194,929)	(176,577)
Proceeds from sale of property and equipment	789	678
Payments received on notes receivable	1,835	2,166
Net cash used in investing activities	(192,305)	(173,733)

Financing activities:
Proceeds from the issuance of long-term debt	—	299,976
Payment of debt issuance costs	—	(1,879)
Principal payments on capital leases	(36)	(189)
Repurchases of common stock	(299,655)	(501,914)
Excess tax benefit from stock options exercised	23,849	18,681
Net proceeds from issuance of common stock	34,735	37,448
Net cash used in financing activities	(241,107)	(147,877)

Net increase in cash and cash equivalents	222,113	117,802
Cash and cash equivalents at beginning of the period	231,318	248,128
Cash and cash equivalents at end of the period	$453,431	$365,930

Supplemental disclosures of cash flow information:
Income taxes paid	$189,944	$170,100
Interest paid, net of capitalized interest	25,190	21,706

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended
		June 30,
Adjusted Debt to EBITDAR:		2014	2013
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$1,396,424	$1,395,991
Add:	Letters of credit	47,782	51,849
	Discount on senior notes	3,638	4,141
	Six-times rent expense	1,545,804	1,495,794
Adjusted debt		$2,993,648	$2,947,775

GAAP net income		$718,343	$623,590
Add:	Interest expense	52,435	44,796
	Provision for income taxes	413,601	369,825
	Depreciation and amortization	188,502	178,558
	Share-based compensation expense	22,685	22,309
	Rent expense	257,634	249,299
EBITDAR		$1,653,200	$1,488,377

Adjusted debt to EBITDAR		1.81	1.98

	June 30,
	2014	2013
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Inventory turnover, net of payables (2)	13.5	9.7
Average inventory per store (in thousands) (3)	$579	$574
Accounts payable to inventory (4)	93.5%	87.8%
Return on equity (5)	34.7%	29.5%
Return on assets (6)	11.4%	10.6%

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Selected Financial Information (in thousands):
Capital expenditures	$111,844	$103,093	$194,929	$176,577
Free cash flow (7)	$198,132	$109,975	$460,596	$262,835
Depreciation and amortization	$47,527	$45,503	$95,004	$89,682
Interest expense	$12,819	$11,467	$26,228	$22,867
Rent expense	$65,343	$64,457	$130,096	$127,354

Store and Team Member Information:

	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
	June 30,		June 30,		June 30,
	2014	2013	2014	2013	2014	2013
Beginning store count	4,216	4,041	4,166	3,976	4,087	3,859
New stores opened	42	47	93	113	175	175
Stores acquired	—	—	—	—	—	56
Stores closed	(1)	(1)	(2)	(2)	(5)	(3)
Ending store count	4,257	4,087	4,257	4,087	4,257	4,087

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Total employment	67,185	60,035
Square footage (in thousands)	30,771	29,435
Sales per weighted-average square foot (8)	$59.88	$58.16	$227.92	$222.96
Sales per weighted-average store (in thousands) (9)	$433	$419	$1,645	$1,597

(1)
Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)
Calculated as cost of goods sold for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at the end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)
Calculated as net income for the last 12 months divided by average total shareholders' equity. Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(6)
Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(7)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(8)
Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(9)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisition or closing dates.